Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ELEDON PHARMACEUTICALS, INC.

Eledon Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1. The current name of the Corporation is Eledon Pharmaceuticals, Inc.

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 26, 2004 and was amended and restated on April 27, 2004, May 30, 2007, October 14, 2008, May 6, 2009, November 15, 2010, September 9, 2011 and May 10, 2013, further amended on February 27, 2014, April 17, 2014 and August 29, 2014, further amended and restated on September 22, 2014, and further amended on May 9, 2017, October 2, 2020, January 4, 2021 and June 10, 2025 (the “Certificate of Incorporation”).

3. The amendments to the Certificate of Incorporation set forth in this Certificate of Amendment have been duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law.

4. Article SEVENTH of the Restated Certificate of Incorporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“SEVENTH: Except to the fullest extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.”

5. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

6. This Certificate of Amendment, and the amendments effected hereby, shall become effective upon filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 10th day of June, 2025.

/s/ David-Alexandre C. Gros, M.D.
Name: David-Alexandre C. Gros, M.D.
Title: Chief Executive Officer